BARK Reports Fiscal Fourth Quarter and Full Year 2023 Results

NEW YORK, June 1, 2023 — BARK, Inc. (NYSE: BARK) (“BARK” or the “Company”), a leading global omnichannel dog brand with a mission to make all dogs happy, today announced its financial results for the fiscal fourth quarter and full year ended March 31, 2023.

Key Highlights
•Delivered fiscal year 2023 revenue of $535.3 million, a 5.5% increase year-over-year.
•Fiscal year 2023 consolidated gross margin increased 200 basis points to 57.6%, compared to the same period last year.
•Fourth quarter net cash provided by operating activities was $19.1 million, as compared to $(25.9) million in fiscal 2022. Free cash flow was $16.7 million in the fourth quarter, as compared to $(29.4) million last year.
•The Company ended the quarter with $124.3 million of inventory, a reduction of $21.0 million from the prior quarter, and cash and cash equivalents of $177.9 million, an increase of $13.7 million compared to the prior quarter.

“We are entering fiscal 2024 a stronger and more dynamic company, having made significant progress across each of our strategic priorities, including expanding our consumables business, enhancing our profitability profile, and remaining laser-focused on capital efficiency,” said Matt Meeker, Chief Executive Officer of BARK. “Throughout the year, we strengthened our cross-selling capabilities, resulting in a $2.11 increase in our Average Order Value and a 241 basis point improvement in our DTC gross margin. We also reduced our Adjusted EBITDA loss by 46% for the year to $31 million, and we were free cash flow positive for the second quarter in a row. To put this progress in perspective, we burned $194 million of cash in fiscal 2022. In fiscal 2023, our burn was just $17 million, and we generated $17 million of free cash flow in the second half of the fiscal year. As we set our sights on fiscal 2024, we expect profitable quarters to become more common, enabling us to redirect our focus from profitability to growth — particularly in the consumables space. We are excited to build on our recent momentum and deliver long-term value to all of our stakeholders."

Key Performance Indicators

We are introducing the following key performance indicators ("KPIs") to more accurately align with the Company's current business operations and strategic focus. These KPIs include Total Orders and Average Order Value (Direct To Consumer revenue divided by Total Orders), which encompass all customer orders, including subscription, auto-ship, and one-off orders. This adjustment better aligns with the current and anticipated ordering cadence of our customers.

Historically, our KPIs were derived solely from subscription-based customers, however, as our business evolves from a pure-play subscription company to a brand selling a diverse catalog of products with flexible purchasing options, we believe the following metrics more accurately represent the product-oriented nature of our business today. Our former KPIs for the fiscal year ended March 31, 2023 will be included as part of Management's Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-K filing.

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2023	2022	2023	2022
Total Orders (in thousands)	3,617	3,951	14,888	15,143
Average Order Value	$32.07	$29.80	$31.70	$29.59
Direct to Consumer Gross Profit (in thousands)	$68,271	$60,961	$285,328	$260,084
Direct to Consumer Gross Margin	58.9%	51.8%	60.5%	58.0%

Fiscal Fourth Quarter 2023 Highlights
•Revenue was $126.0 million, $5 million ahead of the Company's guidance and a 2% decrease year-over-year.
•Direct to Consumer (“DTC”) revenue was $116.0 million, a 1.5% decrease year-over-year.
•Commerce revenue was $10.0 million, a 9.3% decrease year-over-year.
•Gross profit was $71.8 million, $7.7 million higher compared to the same period last year.
•Gross margin was 57.0%, as compared to 49.7% in the same period last year. The increase was driven by a $2.27 increase in Average Order Value coupled with a reduction in unit cost of goods in the most recent period. The Company also recorded significantly less inventory shrink as compared to the fourth quarter of fiscal 2022.
•Advertising and marketing expenses were $15.4 million as compared to $13.4 million in the previous year.
•General and administrative ("G&A") expenses were $69.2 million, as compared to $85.5 million in the prior year.
•Net loss was $(14.2) million, as compared to a net loss of $(36.7) million in the previous year. The year-over-year decrease in net loss was primarily related to the improvements in the Company's unit economics described above.
•Adjusted EBITDA was $(3.4) million, largely in line with Company's guidance and compared to $(23.1) million in the previous year.

•Net Cash Provided by Operating Activities was $19.2 million. Free cash flow, defined as net cash provided by operating activities less capital expenditures, was $16.7 million. This was the Company's second consecutive quarter of positive free cash flow.

Fiscal Full Year 2023 Highlights
•Revenue increased 5.5% year-over-year to $535.3 million.
•Direct to Consumer (“DTC”) revenue was $472.0 million, a 5.3% increase year-over-year. Within this segment, consumables, which includes treats, kibble, toppers, and dental was approximately $164.9, up 7.2%.
•Commerce revenue was $63.3 million, a 6.7% increase year-over-year.
•Gross profit was $308.1 million, a 9.2% increase compared to the same period last year.
•Gross margin was 57.6%, as compared to 55.6% in the same period last year. The increase in gross margin was driven by a $2.11 increase in Average Order Value coupled with a reduction in the Company's cost of goods sold.
•Advertising and marketing expenses were $68.8 million as compared to $74.4 million in the previous year.
•General and administrative (“G&A”) expenses were $303.1 million, as compared to $301.9 million in the prior year. The year-over-year increase in G&A was largely related to increases in headcount. The Company also announced a cost reduction effort in February 2023 that targeted approximately $12 million of annual savings. Shipping and fulfillment expenses were $157.0 million as compared to $158.6 million in fiscal 2022.
•Net loss was $61.5 million, as compared to a net loss of $68.3 million in the previous year. In the most recent year, the Company recorded a non-cash benefit associated with the change in the fair value of warrants and derivatives of $5.3 million, as compared to $33.2 million in the prior year.
•Adjusted EBITDA was $(31.3) million, a 45.9% improvement as compared to the Company's Adjusted EBITDA loss of $(57.8) million in the previous year.
•Net Cash Provided by Operating Activities was $4.7 million as compared to $(172.3) million in the prior year. Free cash flow, defined as net cash provided by operating activities less capital expenditures, was $(16.6) million as compared to $(193.5) million in the prior year.

Balance Sheet Highlights
•The Company’s cash and cash equivalents balance as of March 31, 2023 was $177.9 million, $13.7 million higher compared to the prior quarter.
•The Company's inventory balance as of March 31, 2023 was $124.3 million, a decrease of $21.0 million compared to the prior quarter and a reduction of approximately $37 million in the second half of fiscal 2023.

Fiscal First Quarter and Full Year 2024 Financial Outlook
Based on current market conditions as of June 1, 2023, BARK is providing guidance for revenue and Adjusted EBITDA, which is a Non-GAAP financial measure, as follows.

For the fiscal first quarter 2024, we expect:

•Total revenue of $121 to $123 million
•Adjusted EBITDA of $(11) to $(10) million

For the fiscal full year 2024, we expect:
•Total revenue of flat to (5)% year-over-year
•Adjusted EBITDA of $(8) million to $2 million

We do not provide guidance for Net Loss due to the uncertainty and potential variability of certain items, including stock-based compensation expenses and related tax effects, which are the reconciling items between Net Loss and Adjusted EBITDA. Because such items cannot be calculated or predicted without unreasonable efforts, we are unable to provide a reconciliation of Adjusted EBITDA to Net Loss. However, such items could have a significant impact on Net Loss.

The guidance provided above constitutes forward looking statements and actual results may differ materially. Please refer to the “Forward Looking Statements” section below for information on the factors that could cause our actual results to differ materially from these forward looking statements and “Non-GAAP Financial Measures” for additional important information regarding Adjusted EBITDA.

Conference Call Information
A conference call to discuss the Company's fiscal fourth quarter and full year 2023 results will be held today, June 1, 2023, at 4:30 p.m. ET. During the conference call, the Company may make comments concerning business and financial developments, trends and other business or financial matters. The Company's comments, as well as other matters discussed during the conference call, may contain or constitute information that has not been previously disclosed.

The conference call can be accessed by dialing 404-975-4839 for U.S. participants and +1-929-526-1599 for international participants. The conference call passcode is 138349. A live audio webcast of the call will be available at https://investors.bark.co/ and will be archived for 1 year.

About BARK
BARK is the world’s most dog-centric company, devoted to making dogs happy with the best products, services and content. BARK’s dog-obsessed team applies its unique, data-driven understanding of what makes each dog special to design playstyle-specific toys, wildly satisfying treats, great food for your dog’s breed, effective and easy to use dental care, and dog-first experiences that foster the health and happiness of dogs everywhere. Founded in 2011, BARK loyally serves dogs nationwide with themed toys and treats subscriptions, BarkBox and BARK Super Chewer; custom product collections through its retail partner network, including Target and Amazon; its high-quality, nutritious meals made for your breed with BARK Food; and products that meet dogs’ dental needs with BARK Bright®. At BARK, we want to make dogs as happy as they make us because dogs and humans are better together. Sniff around at bark.co for more information.

Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of BARK that are based on the Company’s current expectations, forecasts and assumptions and involve risks and uncertainties. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expect,” “plan,” "anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology. These statements include, but are not limited to, statements about future operating results, including our strategies, plans, commitments, objectives and goals. Actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Other factors that could cause or contribute to such differences include, but are not limited to, risks relating to the uncertainty of the projected financial information with respect to BARK; the risk that spending on pets may not increase at projected rates; that BARK subscriptions may not increase their spending with BARK; BARK’s ability to continue to convert social media followers and contacts into customers; BARK’s ability to successfully expand its product lines and channel distribution; competition; the uncertain effects of the COVID-19 pandemic or other global or macroeconomic events or challenges.

More information about factors that could affect BARK's operating results is included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company's annual report on Form 10-K, copies of which may be obtained by visiting the Company’s Investor Relations website at https://investors.bark.co/ or the SEC’s website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to the Company on the date hereof. The Company assumes no obligation to update such statements.

Definitions of Key Performance Indicators

Total Orders
We define Total Orders as the total number of orders shipped in a given period. These include all orders across all of our product categories, regardless of whether they are purchased on a subscription, auto-ship, or one-off basis.

Average Order Value
Average Order Value (“AOV”) is Direct to Consumer revenue for the period divided by Total Orders for the same period. In prior periods, the Company calculated AOV by dividing DTC revenue by total subscription shipments.

BARK, Inc.

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2023	2022	2023	2022
REVENUE	$126,017	$128,826	$535,315	$507,406
COST OF REVENUE	54,248	64,806	227,200	225,300
Gross profit	71,769	64,020	308,115	282,106
OPERATING EXPENSES:
General and administrative	69,203	85,501	303,139	301,870
Advertising and marketing	15,365	13,364	68,807	74,417
Total operating expenses	84,568	98,865	371,946	376,287
INCOME (LOSS) FROM OPERATIONS	(12,799)	(34,845)	(63,831)	(94,181)
INTEREST EXPENSE	(377)	(1,323)	(4,372)	(5,464)
OTHER INCOME—NET (1)	(1,026)	(541)	6,684	31,346
NET INCOME (LOSS) BEFORE INCOME TAXES	(14,202)	(36,709)	(61,519)	(68,299)
PROVISION FOR INCOME TAXES	—	—	—	—
NET INCOME (LOSS) AND COMPREHENSIVE INCOME (LOSS)	$(14,202)	$(36,709)	$(61,519)	$(68,299)

(1)     For the three months and fiscal year ended March 31, 2023, Other Income, Net, is primarily due to income related to the changes in fair value of our warrant liabilities during the period of $(1.2) million and $5.4 million, respectively.For the three months and fiscal year ended March 31, 2022, Other Income, Net, is primarily due to income related to the changes in fair value of our warrant liabilities during the period of $(0.8) million and $33.2 million, respectively.

DISAGGREGATED REVENUE
(In thousands)

	Fiscal Year Ended
	March 31,
	2023	2022	2021
Revenue
Direct to Consumer:
Toys & Accessories (1)	$307,045	$294,253	$221,304
Consumables (1)	164,949	153,821	112,666
Total Direct to Consumer	$471,994	$448,074	$333,970
Commerce	63,321	59,332	44,634
Revenue	$535,315	$507,406	$378,604
(1) The allocation between Toys & Accessories and Consumables includes estimates and was determined utilizing data on stand-alone selling prices that the Company charges for similar offerings, and also reflects historical pricing practices.

GROSS PROFIT BY SEGMENT
(In thousands)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2023	2022	2023	2022
Direct to Consumer:
Revenue	$115,976	$117,757	$471,994	$448,074
Costs of revenue	47,705	56,796	186,666	187,991
Gross profit	68,271	60,961	285,328	260,083
Commerce:
Revenue	10,041	11,069	63,321	59,332
Costs of revenue	6,543	8,010	40,534	37,309
Gross profit	3,498	3,059	22,787	22,023
Consolidated:
Revenue	126,017	128,826	535,315	507,406
Costs of revenue	54,248	64,806	227,200	225,300
Gross profit	$71,769	$64,020	$308,115	$282,106

BARK, INC.
CONSOLIDATED BALANCE SHEETS (In thousands, except share and per share data)

	March 31,	March 31,
	2023	2022
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$177,911	$199,397
Accounts receivable—net	6,554	9,752
Prepaid expenses and other current assets	3,552	5,878
Inventory	124,336	153,115
Total current assets	312,353	368,142
PROPERTY AND EQUIPMENT—NET	39,851	28,128
INTANGIBLE ASSETS—NET	4,090	3,837
OPERATING LEASE RIGHT-OF-USE ASSETS	36,892	29,552
OTHER NONCURRENT ASSETS	7,234	4,402
TOTAL ASSETS	$400,420	$434,061
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$34,370	$36,834
Operating lease liabilities, current	5,484	5,060
Accrued and other current liabilities	31,975	35,168
Deferred revenue	27,772	31,549
Total current liabilities	99,601	108,611
LONG-TERM DEBT	81,221	76,190
OPERATING LEASE LIABILITIES	47,240	28,847
OTHER LONG-TERM LIABILITIES	1,821	3,352
Total liabilities	229,883	217,000
COMMITMENTS AND CONTINGENCIES (Note 10)
STOCKHOLDERS’ EQUITY (DEFICIT):
Common stock, par value $0.0001 per share—500,000,000 shares authorized; 177,647,754 shares issued and outstanding as of March 31, 2023 and 500,000,000 shares authorized; 175,290,143 shares issued and outstanding as of March 31, 2022.	1	1
Additional paid-in capital	480,370	465,313
Accumulated deficit	(309,834)	(248,253)
Total stockholders’ equity	170,537	217,061
TOTAL LIABILITIES, AND STOCKHOLDERS’ EQUITY	$400,420	$434,061

BARK, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year ended
	March 31,	March 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(61,519)	$(68,299)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation & amortization	9,427	4,403
Impairment of assets	2,065	—
Amortization of deferred financing fees and debt discount	676	829
Bad debt expense	178	307
Stock-based compensation expense	14,811	17,861
Loss on extinguishment of debt	—	2,024
(Decrease) increase in inventory reserves	(4,768)	7,223
Loss on exercise of equity classified warrants	—	101
Change in fair value of warrant liabilities and derivatives	(5,350)	(33,196)
Paid in kind interest on convertible notes	4,354	4,171
Amortization of right-of use-assets	4,902	3,836
Changes in operating assets and liabilities:
Accounts receivable	3,019	(1,115)
Inventory	33,549	(82,884)
Prepaid expenses and other current assets	2,554	(1,055)
Other assets	(133)	(314)
Accounts payable and accrued expenses	457	(13,503)
Deferred revenue	(3,778)	4,372
Operating lease liabilities	(3,281)	(4,541)
Proceeds from tenant improvement allowances	7,351	—
Other liabilities	180	(12,558)
Net cash provided by (used in) operating activities	4,694	(172,338)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(21,320)	(21,172)
Proceeds from sale of investments	175	—
Net cash used in investing activities	(21,145)	(21,172)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of finance fees	—	(642)
Payments of transaction costs	—	(25,244)
Payment of deferred underwriting fees	—	(8,902)
Payment of restricted stock units held for taxes	(917)	(222)
Payment of finance lease obligations	(2,345)	(588)
Proceeds from equity infusion from the Merger, net of redemptions	—	227,092
Proceeds from PIPE issuance	—	200,000
Proceeds from the exercise of stock options	1,018	3,300
Proceeds from issuance of common stock under ESPP	145	—
Proceeds from the exercise of warrants	—	121
Proceeds from convertible notes	—	—
Proceeds from debt	—	—
Payments to repurchase common stock	—	—
Payments of long-term debt	—	(39,457)
Net cash (used in) provided by financing activities	(2,099)	355,458

Effect of exchange rate changes on cash	(62)	—

NET (DECREASE) INCREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(18,612)	161,948
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—BEGINNING OF PERIOD	201,679	39,731
CASH, CASH EQUIVALENTS AND RESTRICTED CASH—END OF PERIOD	$183,067	$201,679

RECONCILIATION OF CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
Cash and cash equivalents	177,911	199,397
Restricted cash—Prepaid expenses and other current assets	5,156	2,282
Total cash, cash equivalents and restricted cash	$183,067	$201,679

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Purchases of property and equipment included in accounts payable and accrued liabilities	$131	$339
Cash paid for interest	$283	$852
NON-CASH INVESTING AND FINANCING ACTIVITIES:
Establishment of operating lease	$25,628	$—
Lease modification and termination	$3,532	$—
Conversion of preferred stock to common stock	$—	$59,987
Issuance of common stock related to convertible notes	$—	$13,367
Capital contribution related to extinguishment of debt	$—	$536
Issuance of common stock related to cashless exercise of liability classified warrants	$—	$595

Non-GAAP Financial Measures

We report our financial results in accordance with U.S. GAAP. However, management believes that Adjusted Net Loss, Adjusted Net Loss Margin, Adjusted Net Loss Per Common Share, Adjusted EBITDA, Adjusted EBITDA Margin, and Free Cash Flow, all non-GAAP financial measures (together the “Non-GAAP Measures”), provide investors with additional useful information in evaluating our performance.

We calculate Adjusted Net Loss as net income loss, adjusted to exclude: (1) stock-based compensation expense, (2) change in fair value of warrants and derivatives, (3) sales and use tax expense (income), (4) restructuring charges related to reduction in force payments, (5) executive transition costs, (6) duplicate rent expense incurred as a result of relocating our corporate headquarters, (7) asset impairment charges, (8) transaction costs associated with the Merger, (9) demurrage fees related to freight, and (10) other items (as defined below).

We calculate Adjusted Net Loss Margin by dividing Adjusted Net Loss for the period by Revenue for the period.

We calculate Adjusted Net Loss Per Common Share by dividing Adjusted Net Loss for the period by weighted average common shares used to compute net loss per share attributable to common stockholders for the period.

We calculate Adjusted EBITDA as net loss, adjusted to exclude: (1) interest expense (2) depreciation and amortization expense, (3) stock-based compensation expense, (4) change in fair value of warrants and derivatives, (5) sales and use tax expense (income), (6) restructuring charges related to reduction in force payment, (7) executive transition costs (8) duplicate rent expense incurred during the relocation of our corporate headquarters, (9) impairment of assets (10) transaction costs (11) demurrage fees related to freight and (11) other items (as defined below).

We calculate Adjusted EBITDA Margin by dividing Adjusted EBITDA for the period by revenue for the period.

We calculate Free Cash Flow as net cash provided by (used in) operating activities less capital expenditures.

The Non-GAAP Measures are financial measures that are not required by, or presented in accordance with U.S. GAAP. We believe that the Non-GAAP Measures, when taken together with our financial results presented in accordance with U.S. GAAP, provides meaningful supplemental information regarding our operating performance and facilitates internal comparisons of our historical operating performance on a more consistent basis by excluding certain items that may not be indicative of our business, results of operations or outlook. In particular, we believe that the use of the Non-GAAP Measures are helpful to our investors as they are measures used by management in assessing the health of our business, determining incentive compensation and evaluating our operating performance, as well as for internal planning and forecasting purposes.

The Non-GAAP Measures are presented for supplemental informational purposes only, have limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. Some of the limitations of the Non-GAAP Measures include that (1) the measures do not properly reflect capital commitments to be paid in the future, (2) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA and Adjusted EBITDA Margin do not reflect these capital expenditures, (3) Adjusted EBITDA and Adjusted EBITDA Margin do not consider the impact of stock-based compensation expense, which is an ongoing expense for our company, (4) Adjusted EBITDA, (5) Free cash flow does not represent the total residual cash flow available for discretionary purposes and does not reflect our future contractual commitments. and Adjusted EBITDA Margin do not reflect other non-operating expenses, including interest expense. In addition, our use of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies because they may not calculate the Non-GAAP Measures in the same manner, limiting their usefulness as a comparative measure. Because of these limitations, when evaluating our performance, you should consider the Non-GAAP Measures alongside other financial measures, including our net income (loss) and other results stated in accordance with U.S. GAAP.

The following table presents a reconciliation of Adjusted net loss to net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP, and the calculation of net loss margin, Adjusted net loss margin and Adjusted net loss per common share for the periods presented:

Adjusted Net Loss

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2023	2022	2023	2022
	(in thousands)		(in thousands)
Net loss	$(14,202)	$(36,709)	$(61,519)	$(68,299)
Stock-based compensation expense	2,935	6,825	14,811	17,861
Change in fair value of warrants and derivatives	1,173	782	(5,350)	(33,196)
Sales and use tax expense (income) (1)	(71)	598	(365)	648
Restructuring	1,763	—	1,763	86
Executive transition costs	1,160	1,520	1,680	1,930
Duplicate headquarters rent	30	—	1,747	—
Impairment of assets	613	—	2,065	—
Transaction costs (2)	—	90	—	6,053
Demurrage fees (3)	—	572	—	2,610
Other items (4)	104	440	104	4,638
Adjusted net loss	$(6,495)	$(25,882)	$(45,064)	$(67,669)
Net loss margin	(11.27)%	(28.50)%	(11.49)%	(13.46)%
Adjusted net loss margin	(5.15)%	(20.09)%	(8.42)%	(13.34)%

Adjusted net loss per common share - basic and diluted	$(0.04)	$(0.15)	$(0.26)	$(0.43)
Weighted average common shares used to compute adjusted net loss per share attributable to common stockholders - basic and diluted	177,929,476	174,191,699	176,717,509	156,201,601

The following table presents a reconciliation of Adjusted EBITDA to net loss, the most directly comparable financial measure stated in accordance with U.S. GAAP, and the calculation of net loss margin and Adjusted EBITDA margin for the periods presented:

Adjusted EBITDA

	Three Months Ended March 31,		Fiscal Year Ended March 31,
	2023	2022	2023	2022
	(in thousands)		(in thousands)
Net loss	$(14,202)	$(36,709)	$(61,519)	$(68,299)
Interest expense	377	1,323	4,372	5,464
Depreciation and amortization expense	2,680	1,479	9,427	4,403
Stock-based compensation expense	2,935	6,825	14,811	17,861
Change in fair value of warrants and derivatives	1,173	782	(5,350)	(33,196)
Sales and use tax expense (income) (1)	(71)	598	(365)	648
Restructuring	1,763	—	1,763	86
Executive transition costs	1,160	1,520	1,680	1,930
Duplicate headquarters rent	30	—	1,747	—
Impairment of assets	613	—	2,065	—
Transaction costs (2)	—	90	—	6,053
Demurrage fees (3)	—	572	—	2,610
Other Items (4)	104	440	104	4,638
Adjusted EBITDA	$(3,438)	$(23,080)	$(31,265)	$(57,802)
Net loss margin	(11.27)%	(28.50)%	(11.49)%	(13.46)%
Adjusted EBITDA margin	(2.73)%	(17.92)%	(5.84)%	(11.39)%

(1) Sales and use tax expense relates to recording a liability for sales and use tax we did not collect from our customers. Historically, we had collected state or local sales, use, or other similar taxes in certain jurisdictions in which we only had physical presence. On June 21, 2018, the U.S. Supreme Court decided, in South Dakota v. Wayfair, Inc. that state and local jurisdictions may, at least in certain circumstances, enforce a sales and use tax collection obligation on remote vendors that have no physical presence in such jurisdiction. A number of states have positioned themselves to require sales and use tax collection by remote vendors and/or by online marketplaces. The details and effective dates of these collection requirements vary from state to state and accordingly, we recorded a liability in those periods in which we created economic nexus based on each state’s requirements. Accordingly, we now collect, remit, and report sales tax in all states that impose a sales tax.
(2) Transactions costs represent non-recurring consulting and advisory costs with respect to the merger agreement entered into with Northern Star Acquisition Corp. on December 16, 2020.

(3) Demurrage fees are raised when the full container is not moved out of the port/terminal for unpacking within the allowed free days offered by the shipping line. The charge is levied by the shipping line to the importer.

(4) For the three months ended March 31, 2023, one-time items is comprised of tax penalties of $0.1 million. For the three months ended March 31, 2022, other items is primarily comprised , SOX implementation fees of $0.2 million, and costs related to unrealized business ventures of $0.2 million. For fiscal year ended ended March 31, 2023, one-time items is comprised of tax penalties of $0.1 million. For fiscal year ended March 31, 2022, other one-time items is comprised of loss on extinguishment of debt of $2.0 million, costs related to unrealized business ventures of $1.8 million, SOX implementation fees of $0.7 million, and loss on exercise of warrants of $0.1 million.

The following table presents a reconciliation of Free Cash Flow to Net cash provided by (used in) operating activities, the most directly comparable financial measure prepared in accordance with U.S. GAAP, for each of the periods indicated:

Free Cash Flow

	Three Months Ended March 31		Fiscal Year Ended March 31
	2023	2022	2023	2022
Free cash flow reconciliation:
Net cash provided by (used in) operating activities	$19,180	$(25,801)	$4,694	$(172,338)
Capital expenditures	(2,466)	(3,567)	(21,320)	(21,172)
Free cash flow	$16,714	$(29,368)	$(16,626)	$(193,510)

Contacts
Investors:
Michael Mougias
investors@barkbox.com

Media:
Garland Harwood
press@barkbox.com